Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT is made as of this 5th day of June, 2002, by and between CROWN ENERGY DRILLING AND PRODUCTION FUND 2001-1 LIMITED PARTNERSHIP ("Seller"), and STRATFORD AMERICAN ENERGY CORPORATION ("Buyer").

     Buyer desires to purchase and Seller desires to sell Fifty Percent (50%) of Seller's right, title and interest in and to the Assets defined herein pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase, as of the Effective Date, Fifty Percent (50%) of Seller's right, title and interest in and to the following (the "Assets"):

          (a) The oil, gas and other mineral leasehold interests, royalty interests, overriding royalty interests, mineral interests, and fee interests pertaining to the Wellbores of the Wells and/or Units described on Exhibit "A" attached hereto and made a part hereof, and the right, title and interest in the oil, gas and other mineral leasehold, royalty, reversionary, preferential rights, net profits and similar interests held by production by the Wells described on Exhibit "A", less and except any existing Wellbores located on the leases or property not listed on Exhibit "A";

          (b) The equipment and facilities located on the lands described in Exhibit "A" or used directly in the operation of the interests described in Exhibit "A", including, but not limited to, pumps, well equipment (surface and subsurface), gas plants, saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration, treating facilities, pipeline gathering lines, flow lines, transportation lines (including long lines and laterals), valves, meters, separators, tanks, tank batteries, and other fixtures;

          (c) Oil, condensate, natural gas liquids produced after the Effective Date, inventory, including "line fill" and inventory below the pipeline connection in tanks, attributable to the interests described in Exhibit "A";

          (d) Personal property located on or used in connection with the development, operation, or maintenance of the properties described on Exhibit "A"; including, but not limited to, cores, cuttings, geophysical and other geologic property, supplies, and equipment;

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          (e) All contracts and agreements concerning the interests described on
Exhibit "A", including but not limited to, unit agreements, pooling agreements, areas of mutual interest, farm-out agreements, farm-in agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements,
storage  or  warehouse  agreements,   supplier  contracts,   service  contracts,
insurance contracts, construction agreements, division orders and transfer orders, only insofar as such relate to the interests and properties described in Exhibit "A";

          (f) All surface use agreements, easements, rights of way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the interests and properties described in Exhibit "A"; and

          (g) All lease, land, well, production, engineering, geological, geophysical, litigation, accounting, title, division order and tax files, copies of relevant tax (other than income tax) files, emergency response and environmental compliance plans, abstracts, title opinions, logs, maps and all other books, files, records and data of Seller insofar as they relate to the Assets described in Exhibit "A".

     1.2 PURCHASE PRICE. The aggregate purchase price for the Assets shall be $649,711.50 ("Purchase Price), which shall be subject to adjustments as provided for herein.

     1.3 EFFECTIVE DATE. Only in the event Closing occurs, the conveyance of the Assets shall be effective as of April 1, 2002 at 7:00 a.m., local time where the Assets are located.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES BY SELLER

     Seller represents and warrants as to its interest in the Assets that:

     1.1 ORGANIZATION, EXISTENCE AND AUTHORIZATION. Seller represents and warrants that it has all power and authority and all authorizations, consents and approvals necessary to execute, deliver and perform this Agreement and has been duly authorized by all necessary action. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms.

     1.2 TITLE WARRANTIES. Seller represents and warrants as to its interest in the Assets that:

          (a) TITLE. Except as specifically disclosed herein, Seller warrants that its ownership of its interest in the Assets consists of good and marketable title which at Closing will be free and clear of all Title Defects. Seller and its successors and assigns shall warrant and forever defend all and singular the Assets unto Buyer, its successors and assigns, against every person whomsoever

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lawfully  claiming the Assets or any part thereof,  by,  through or under Seller but not otherwise. However, all of Seller's interest in equipment and personal property are to be sold AS IS AND WHERE IS, AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED. Seller acknowledges that it has or will prior to Closing, assigned a One Percent (1%) Overriding Royalty Interest, being one percent (1%) of Seller's total interest prior to this sale to Buyer, in the wellbores and leaseholds shown on Exhibit "A". Buyer and Seller shall equally bear this Overriding Royalty Interest burden.

          (b) TITLE DEFECTS. The term "Title Defect", as used herein, shall mean any material encumbrance, irregularity, defect in, or objection to Seller's title to the Assets, which, based upon merchantable title, alone or in combination with other defects, renders Seller's Title to the Assets unmarketable, and which would unreasonably interfere with Buyer's enjoyment of the Assets.

          (c) PERCENTAGE INTERESTS. Seller shall assign to Buyer fifty percent (50%) of its undivided interest in the Assets and Seller represents and warrants that Exhibit "A" shows one hundred percent (100%) of the undivided interests that Seller purchased from Aspen Energy Group, Inc. Seller has or will prior to Closing convey one percent (1%) of this interest, proportionately reduced, to E&K Oil Corporation as an overriding royalty interest which will be borne equally by Buyer and Seller after Closing. The remaining net revenue and working interests which are shown on Exhibit "B" are the interests that Buyer is purchasing in the wellbores and leaseholds shown on Exhibit "A" and Seller represents that such interest to be assigned to Buyer will not be less than the net revenue interest and not greater than the working interest in the Assets than those undivided percentage interests set forth in Exhibit "B".

          (d) ROYALTIES. All royalties, rentals, and other payments due under all leases relating to the Assets have been properly paid.

          (e) THIRD PARTY WAIVERS. All requisite third party consents to assign Seller's interests or third party waivers to the assignment, including any preferential rights of purchase and waivers thereto, have been secured or will be secured.

          (f) LITIGATION, PROCEEDINGS AND CLAIMS. Except as set forth on the attached schedule to this Agreement (the "Disclosure Schedule"), attached hereto and made a part hereof, there are no actions, suits or arbitration proceedings pending or threatened before any court or governmental agency, affecting the Assets or that could result in impairment or loss of Seller's title to the Assets or would otherwise affect the Assets.

     1.3 ECONOMIC WARRANTIES. Seller represents and warrants as to its interest in the Assets that:

          (a) MORTGAGES AND OTHER INSTRUMENTS. Neither the performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will cause a breach of any of the terms and conditions, or will result in the creation or imposition of any lien upon any of the Assets, or the production of oil, gas or other minerals from the Assets pursuant to the terms

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of any  agreement or other  instrument to which Seller is a party or by which it is bound. Any indenture, mortgage, deed of trust, agreement or other instrument which may create any such encumbrance shall be listed on the Disclosure Schedule and shall be released to Buyer's satisfaction prior to Closing.

          (b) LIENS AND ENCUMBRANCES. The Assets will be transferred free and clear of all mortgages, security interests, liens and encumbrances, except liens for taxes not delinquent, utility easements and encumbrances or restrictions which do not affect materially and adversely the ownership or use of the properties for their intended uses or for the manner in which used by Seller prior to Closing. All mortgages, security interests, liens and encumbrances shall be released to Buyer's satisfaction prior to or at Closing.

          (c) CONTRACTS AND AGREEMENTS. Except as set forth on the Disclosure Schedule or otherwise identified pursuant to this Agreement, there are no contracts or agreements to which Seller is a party which materially and adversely affect the value or marketability of Seller's interest in the Assets.

          (d) PREPAYMENT OR RELATED ARRANGEMENTS. Seller's interest in the Assets are not subject to any arrangement or obligation under which Buyer will be obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a gas imbalance, a production payment, or any other arrangement, to deliver hydrocarbons from the Assets at some future time without then or thereafter receiving full payment therefore, or to make payment at some future time for hydrocarbons already produced and sold from the Assets.

          (e) SALES CONTRACTS. Except as set forth in the Disclosure Schedule, there are no contracts or agreements for the sale of oil or gas from the Assets for a term in excess of one year to which Seller is a party, and no person has any call upon, option to purchase or similar rights with respect to the Assets or the production therefrom, except as described in Article 4.1 of this Agreement.

          (f) BROKERS. Seller has incurred a commission fee and has tendered a statement to Buyer in the amount of $33,753.32, which will be payable by Buyer at Closing.

          (g) TAXES. Seller has paid in full any and all taxes, assessments, or levies of whatever kind by any governmental authority or agency, assessed against the Assets, and has properly completed and filed in a timely manner all material reports or returns required to be filed with respect to the Assets with any federal, state, or local governmental body or authority or, if not so timely filed, all appropriate penalties with respect to same have been assessed and paid.

          (h) TAX PARTNERSHIP. To the best of Seller's knowledge, no portion of the properties: (1) have been contributed to an area currently covered by a tax partnership; (2) are subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership.

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          (i) PURCHASE PRICE.  Seller represents that the current Purchase Price is fifty percent (50%) of what Seller paid for the Assets, unless otherwise disclosed.

          (j) GAS IMBALANCES. Seller represents that, too the best of Seller's knowledge, the Assets are not subject to any substantial gas imbalances, "substantial" being defined as the net cumulative effect of any existing gas imbalances as of the Effective Date shall not be more than two percent (2%) of the aggregate Purchase Price. To the extent that Seller has any recourse or rights against any other parties as to gas imbalances, Seller hereby conveys and grants to Buyer the same.

     1.4 COMPLIANCE WITH LAWS AND AGREEMENTS. Seller is in compliance with all permits, contracts and agreements relating to the Assets. Seller is in compliance with all laws, rules and regulations of Federal, State or local entities which have jurisdiction over Seller or the Assets to be sold hereunder, including but not limited to all environmental regulations and laws.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES BY BUYER

     Buyer represents and warrants that:

     1.1 ORGANIZATION, EXISTENCE AND AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Arizona. The execution, delivery and performance by Buyer of this Agreement is within its power, has been duly authorized by all necessary action and does not contravene or constitute a default or require the further consent of any Person under any provision of applicable law or regulation or of its bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer. The execution, delivery and performance by Buyer of this Agreement requires no consent or approval of, or filing with, any governmental body, agency or official. This Agreement has been duly executed by, and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

     1.2 INSPECTION. Buyer has had the opportunity to inspect the Assets and satisfy itself as to the condition of the Assets.

                                   ARTICLE IV

                      CONDUCT OF BUSINESS PRIOR TO CLOSING

     1.1 RECORDS AND OPINIONS. Seller will use its best efforts to assist Buyer in obtaining all title opinions, lease files, land files, well files, contracts, division order files and decks, abstracts, engineering and geological data and information, reports, maps, logs, well records and any and all other documents, data and information relating to the Assets. Seller will contact at Buyer's request the operators of the Wells to arrange access of Buyer or Buyer's representatives to such operator's files and records and access to the property.

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     1.2 CASUALTY LOSSES. If prior to the Closing Date any facility or equipment included within the Assets is damaged or destroyed by fire, flood, storm or other casualty (hereinafter called "Casualty Loss"), Seller shall immediately notify Buyer and the Purchase Price shall be reduced by an amount estimated by Buyer and as agreed to by Seller, to be equal to the repair or replacements costs of that Asset. Any insurance proceeds payable to Seller with respect to the Casualty Loss shall be retained by Seller. In the event Seller and Buyer are unable to agree upon the value of the estimated damage, then either Seller or Buyer shall have the right to terminate this Agreement.

     1.3 OPERATION OF THE ASSETS. From and after the Effective Date and prior to the Closing Date, Seller, as agent for Buyer, shall maintain and operate the Assets in a good and workmanlike manner, shall maintain insurance with respect to the Assets, shall pay or cause to be paid all costs and expenses incurred in connection therewith, shall keep all leases and all agreements relating to the Assets. Seller further agrees that:

          (a) Seller shall promptly notify Buyer of any suit, action or other proceeding affecting the Assets that arises prior to the Closing Date.

          (b) Seller shall promptly notify Buyer of any development, maintenance, operational, or other matter that might adversely affect the value of the Assets with respect to which Seller becomes aware prior to the Closing Date.

          (c) Seller shall not convey or dispose of any material part of the Assets other than oil, gas and other liquid products produced from the Assets in the normal and ordinary course of business.

     1.4 INSPECTION. Buyer has had the opportunity to enter upon the Assets at its sole cost and risk for the purpose of inspection, and has had the opportunity to satisfy itself as to the condition of the wells and equipment operated by Seller and included within the Assets as defined in Section 2.1.

                                    ARTICLE V

                            PURCHASE PRICE ADJUSTMENT

     1.1 LOSS UNDER PURCHASE OPTIONS. If any third party exercises a preferential purchase option of Seller's interests under an existing operating or other agreement, the subject property shall be deleted from the Assets, and the purchase price shall be reduced by an appropriate amount. If elections to purchase are not received by Seller from third parties until after Closing, Seller shall refund Buyer the value of Seller's interests in the purchased property and Buyer shall reassign the property to Seller by quit claim assignment. The Buyer and Seller shall agree upon the appropriate amount on a well-by-well basis.

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     1.2 OTHER  LOSSES.  On or before  Closing,  Buyer  shall  deliver to Seller written notice of any matters which either constitute a Title Defect to the Assets or which cause a breach of the Seller's representations and warranties as set forth in Article II herein. Seller, at Seller's sole cost and expense, may attempt to cure such matter. In the event Seller is unable to cure such matters, or in the event of a Casualty Loss as set forth in Article IV herein, Buyer may exclude the affected portion of the Assets from the Assets to be purchased and sold hereunder, and the Purchase Price shall be adjusted downward, or at Buyer's option the affected portion of the Asset may be included at a reduced value and the Purchase Price adjusted downward. The amount of any downward adjustments shall be determined based on the mutual agreement of the parties. In the event the net revenue interest to be conveyed to Buyer in a property described in Exhibit "A" is more or less than the interest reflected in Exhibit "B", the Purchase Price shall be adjusted up or down as the parties agree so long as there is no change in the ratio between the net revenue interest and the working interest for the property as reflected in Exhibit "B" unless Buyer waives such variance in ratio. In the event there is a ratio change, Buyer may, at its option, exclude the affected property or the parties may negotiate a Purchase Price adjustment.

                                   ARTICLE VI

                PROCEEDS, ROYALTY OBLIGATIONS, EXPENSES AND TAXES

     1.1 ACCOUNTING FOR PRODUCTION AND PROCEEDS OF PRODUCTION. Ownership of Fifty Percent (50%) of the production from Seller's Interests in the Assets shall pass from Seller to Buyer as of the Effective Date (except that Seller shall retain ownership and be entitled to all proceeds from the sale of any oil above the pipeline connections in tanks attributable to the Assets as of the Effective Date). If Seller should at any time subsequent to the Closing Date receive from any purchaser of production any proceeds attributable to any sale of production from the Assets occurring after the Effective Date (other than as provided in the parenthetical clause of the preceding sentence), Seller shall promptly remit all such proceeds to Buyer. Similarly, if Buyer should at any time after the Closing Date receive any proceeds attributable to any such sale occurring prior to the Effective Date, Buyer shall promptly remit the same to Seller.

     1.2 ROYALTY OBLIGATIONS; EXPENSES. Seller shall be responsible for the payment of all royalty obligations, operating expenses and capital expenses attributable to Seller's interest in the Assets prior to the Effective Date. Buyer shall be responsible for the payment of all royalty obligations, operating expenses and capital expenses attributable to Buyer's interest in the Assets after the Effective Date. Any party which pays any such royalties or expenses which are the responsibility of the other shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

     1.3 SALES AND OTHER TRANSFER TAXES. The Purchase Price excludes all applicable sales taxes, real property transfer taxes and other taxes payable as a result of the transfer of the Assets. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of Assets pursuant to this Agreement. Buyer shall defend and hold Seller harmless with respect to the

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reporting  and  payment of all such taxes,  if any,  including  any  interest or penalties assessed thereon.

     1.4 OTHER TAXES. All other taxes on the ownership or operation of the Assets, including real estate taxes other than transfer taxes, which are imposed with respect to period or portions of periods prior to the Effective Date shall be the burden of Seller and all such taxes imposed with respect to periods or portions of periods after the Effective Date shall be the burden of Buyer. Any party which pays any such taxes which are the responsibility of the other party shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

     1.5 JOINT BILLING AUDITS; CREDITS. Seller shall be responsible for the hosting and settlement of all joint billings audits which relate to accounting period prior to the Effective Date. Buyer shall be responsible for the hosting and settlement of all joint billing audits which relate to the Assets purchased by Buyer for accounting periods after the Effective Date.

     1.6 INCOME AND FRANCHISE TAXES. For purposes of Federal, State and local income and franchise taxes and other similar taxes, it is the express intent of the parties that ownership of the Assets shall pass to Buyer as of the Effective Date herein and that Buyer bear all such taxes attributable to the Assets accruing on or after the Effective Date.

     1.7 WITHHELDS. Any amounts withheld by Seller from royalty payments, proceeds from production or operating expenses attributable to interests in the Assets prior to the Effective Date shall be paid by Seller to Buyer at the Closing Date. Seller agrees to provide a complete list of the payees' names, addresses and applicable amounts. Buyer agrees to make all payments of such withhelds for the account of Seller, but not to exceed the amounts paid by Seller to Buyer, Seller agrees to indemnify and hold Buyer harmless from all liabilities of Buyer resulting from (1) such payments made by Buyer, (2) the insufficiency of the amounts to be paid to Buyer by Seller for distribution as referred to in this Section; and (3) reasonable attorneys' fees and other reasonable costs resulting from claims or litigation associated with (1) or (2).

                                   ARTICLE VII

                                     CLOSING

     1.1 CONDITIONS TO CLOSING.

          (a) Conditions to Obligations of Buyer. The obligation of Buyer to be performed at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Buyer.

               (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except as may be specifically stated otherwise.)

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               (ii)  PERFORMANCE  OF  OBLIGATIONS  OF SELLER.  Seller shall have performed in all material respects all agreements required to be performed by it under this Agreement prior to or on the Closing Date.

               (iii) NECESSARY CONSENTS AND WAIVERS OF PREFERENTIAL RIGHTS. Seller shall have applied for all material governmental or other third party consents or other actions necessary to the consummation of the transactions contemplated by this Agreement.

               (iv) LITIGATION. No suit or other proceeding shall be pending or threatened before any court or governmental agency affecting the Assets or seeking to restrain or prohibit the purchase and sale contemplated by this Agreement.

               (v) NO VIOLATIONS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

               (vi) RELEASE OF MORTGAGES. All mortgages, security interests, liens and encumbrances affecting the Assets shall have been released of record.

          (b) Conditions to Obligations of Seller. The obligations of Seller to be performed at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by
Seller:

               (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

               (ii) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all agreements required to be performed by it under this Agreement prior to or on the Closing Date.

               (iii) LITIGATION. No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the purchase and sale contemplated by this Agreement.

               (iv) NO VIOLATIONS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

     1.2 DATE AND PLACE OF CLOSING. The Closing of the purchase and sale of the Assets shall take place by contemporaneous execution, facsimile and overnight delivery of the documents to the other on June 5, 2002, (the "Closing Date"), unless otherwise mutually agreed between Buyer and Seller.

     1.3 CLOSING OBLIGATIONS. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

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          (a) The Seller  shall  execute,  acknowledge  and  deliver to Buyer an
Assignment and Bill of Sale in conformance with this Agreement and such other instruments of transfer and assignment necessary to convey to Buyer or its designees all of Seller's interests in the Assets in the manner contemplated by this Agreement. Such Assignment and Bill of Sale to be prepared and provided by Seller in a form substantially the same as that shown as Exhibit "D".

          (b) The Seller shall deliver to Buyer exclusive possession of the Assets and Buyer shall take possession of the Assets, as of the Effective Date.

          (c) Buyer shall deliver to Seller the Purchase Price as adjusted, including any Brokerage Commissions or Fees as set forth in Article II, Section 1.3(f), by wire transfer or certified funds to the account of Seller.

          (d) The Seller and Buyer shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payments of proceeds attributable to production from Seller's interest in the Assets of Buyer.

          (e) Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.

          (f) Seller and Buyer shall execute and deliver a Closing Statement that shall set forth the Purchase Price, the brokerage fee, any adjustment to the Purchase Price, and the calculations used to determine such adjustment. The adjustments shall include but shall not be limited to costs for the additional purchase of the Blackwolf 3-28, funds due to Helmerich & Payne for expenses on the Blackwolf 3-28, fees for engineering services, interest, legal fees, and commissions paid to E&K Oil Corporation. The Closing Statement shall be subject to post-closing adjustment pursuant to Article IX to reflect actual additional expenses.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     This Agreement may be terminated at any time prior to the Closing Date by:

          (a) Buyer or Seller, if consummation of the transactions contemplated hereby would violate any final non-appealable order by any court or governmental body having competent jurisdiction;

          (b) Buyer or Seller, if prior to the Closing Date, the Federal Trade Commission or the Department of Justice expresses an intent to enjoin or place conditions upon the consummation of the transactions contemplated by this Agreement; or

          (c) Buyer or Seller, if after the date hereof, any legislation which would have the effect of prohibiting or making unlawful the acquisition or ownership of the Assets by Buyer or the conveyance or sale of the Assets by Seller, has been enacted into law.

                                   ARTICLE IX

                            OBLIGATIONS AFTER CLOSING

     1.1 POST-CLOSING ADJUSTMENTS. Within thirty (30) days after the Closing and successively each month thereafter, a Settlement Statement will be prepared by Seller and submitted to Buyer showing income and expenses for the Assets between the Effective Date and Closing Date and other charges and credits provided in this Agreement until such time as all such adjustments are complete.

          (a) Seller shall be credited with:

               (i) The value of all merchantable oil above the pipeline connections in tanks at the Effective Date that is credited to Seller's net revenue interest in the Assets, such value to be the actual price received by Buyer as of the Effective Date, less any taxes withheld properly by the purchaser of such.

               (ii) The amount of all costs and expenses, including, without limitation, royalties, rentals and other charges, ad valorem, windfall profit, and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes, paid by or on behalf of Seller, in connection with the operation of the Assets during the period after the Effective Date.

               (iii) An amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom. Any refund of ad valorem tax attributable to the period before the Effective Date received by Buyer shall be credited to Seller.

               (iv) Adjustments to the Closing Statement as described in Article VII, Section 1.3(f).

          (b) Buyer shall be credited with:

               (i) Proceeds received by Seller that are, in accordance with generally accepted accounting principles, attributable to the Assets for the period of time after the Effective Date.

               (ii) The amount of all costs and expenses, including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit, and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes, paid by or on behalf of Buyer, in connection with the operation of the Assets during the period prior to the Effective Date.

               (iii) Any  unpaid  amount  attributable  to any  reduction  under
Article IV for a Casualty Loss which occurs prior to the Effective Date.

          (c) In addition to the matters mentioned above, the final Settlement Statement shall include any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principles would reflect transfer of ownership of the Assets on the Effective Date.

          (d) The net amount to be paid by the owing  party shall be paid thirty
(30) days after receipt of a Settlement Statement. Buyer shall have the right for a period of one (1) year from the date of the final Settlement Statement in which to audit the matters covered hereby.

          (e) In the event Buyer and Seller are unable to mutually agree upon the amount of the Settlement Statement, an audit shall be conducted by a mutually agreeable third party. Buyer and Seller agree to be bound by the findings of such audit, insofar as the final settlement statement amount is concerned, and each shall bear one-half (1/2) of all expenses associated with such audit.

     1.2 FURTHER ASSURANCES. After Closing, Seller agrees to execute and deliver to Buyer all such instruments, notices, division or transfer orders, and other documents, and to do all such other acts not inconsistent with this Agreement as may reasonably be necessary or advisable to carry out its obligations under this Agreement or to more fully assure Buyer, its successors and assigns, of the respective rights, titles, interests and estates herein provided to be sold, assigned and conveyed by Seller to Buyer at Closing.

     1.3 CONTINUED OBLIGATION TO DISCLOSE. Before and after Closing, Seller shall provide Buyer with all information which may affect the Assets or the transaction contemplated herein.

                                    ARTICLE X

                                 INDEMNIFICATION

     Seller agrees to protect, defend, indemnify and hold Buyer and its employees free and harmless from and against any and all costs, expenses, claims, losses, liabilities, demands and causes of action of every kind and character, including but not limited to pollution and environmental claims, arising out of, incident to, or in connection with the Assets, or Seller's or other parties' operations on the Assets, prior to the Closing Date. Buyer similarly indemnifies Seller for all periods of time subsequent to the Closing Date for its proportionate share acquired under this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

     1.1 INTENT. It is the intent of the Buyer to buy and of the Seller to sell Fifty Percent (50%) of Seller's interest in those oil, gas and other mineral properties described in Exhibit "A" being such assets as Seller acquired from Aspen Energy Group, Inc., less the override assigned to E&K Oil Corporation, together with all properties associated with the operations. In the event that any interest owned by Seller in such properties is omitted or incorrectly described herein, the parties agree to execute the documents necessary to effect the intent stated herein.

     1.2  SURVIVAL.   All  obligations  of  Buyer  and  Seller,   including  all
representations and warranties of Seller and Buyer contained in this Agreement, shall survive the Closing.

     1.3 INTEGRATIONS; AMENDMENT AND MODIFICATION. Except as expressly set forth herein, none of the parties makes to the other any representation or warranty, whether expressed or implied, of any kind whatsoever. This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by Seller and Buyer.

     1.4 DESCRIPTIVE HEADINGS. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     1.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF OKLAHOMA.

     1.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties, and their successors and assigns. This Agreement is fully assignable by Buyer or Seller.

     1.7 NOTICES. All notices, disclosures or other communications which are required or permitted hereunder shall be in writing and shall be delivered as follows:

          If to Buyer:        Stratford American Energy Corporation
                              2400 E. Arizona Biltmore Circle
                              Building 2, Suite 1270
                              Phoenix, AZ  85016

          If to Seller:       Crown Energy Drilling and Production Fund
                                2001-1 Limited Partnership
                              One North Hudson #600
                              Oklahoma City, OK  73102

     1.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

                                        CROWN ENERGY DRILLING AND PRODUCTION
                                          FUND 2001-1 LIMITED PARTNERSHIP
                                            ONE NORTH HUDSON #600
                                            OKLAHOMA CITY, OKLAHOMA 73102
                                        BY: CROWN ENERGY MANAGEMENT COMPANY,
                                              L.L.C., GENERAL PARTNER


                                        By:
                                            ------------------------------------
                                            R. D. Holleyman, Manager


                                        STRATFORD AMERICAN ENERGY CORPORATION


                                        By:
                                            ------------------------------------
                                            Mel L. Shultz, President

                                   EXHIBIT "A"

Attached to and made a part of that certain Purchase and Sale Agreement dated June 5, 2002, between STRATFORD AMERICAN ENERGY CORP. as Buyer and CROWN ENERGY DRILLING & PRODUCTION FUND 2001-1 LIMITED PARTNERSHIP as Seller

       WELL NAME           SEC        TWN        RNG       COUNTY       STATE          WI            NRI
       ---------           ---        ---        ---       ------       -----       ----------    ----------
BLACKWOLF FEDERAL 3-28      28        14N        20W        CUSTER     OKLAHOMA     0.01984500    0.01538000
BLANTON 7-9                  9         9N        19W       WASHITA     OKLAHOMA     0.05309031    0.03922220
BROTHERS 1-20               20        11N        25W       BECKHAM     OKLAHOMA     0.00960900    0.00675900
C L O 3-36                  36        13N        17W        CUSTER     OKLAHOMA     0.11761109    0.09196370
CLAYTON #8-9                 9         9N        19W       WASHITA     OKLAHOMA     0.05428100    0.04013435
HINKLE #1-28                28        10N        20W       WASHITA     OKLAHOMA     0.00190980    0.00148996
HINKLE #2-28                28        10N        20W       WASHITA     OKLAHOMA     0.00191620    0.00149035
HUGHES #1-28                28        14N        20W        CUSTER     OKLAHOMA     0.03968846    0.02968200
HUGHES #2-28                28        14N        20W        CUSTER     OKLAHOMA     0.03968846    0.02968200
IRWIN #1-31                 31        14N        20W        CUSTER     OKLAHOMA     0.01674533    0.01277500
LEWIS B #2               J. B. Callicoatte Survey A-179      LEON        TEXAS      0.06352860    0.04878862
MARY B #1-3                  3         3N         3W        GARVIN     OKLAHOMA     0.03737096    0.02802822
MENNONITE #2-31             31        14N        20W        CUSTER     OKLAHOMA     0.01674533    0.01270924
MENNONITE #3-31             31        14N        20W        CUSTER     OKLAHOMA     0.01942827    0.01563672
MENNONITE #4-31             31        14N        20W        CUSTER     OKLAHOMA     0.01674530    0.01276930
NAIL #1-1                    1         9N         4W       MCCLAIN     OKLAHOMA     0.03500000    0.02668225
NEWELL "A" #2            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.01707180    0.01276770
NEWELL "A" #3            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.01707180    0.01276770
NEWELL "A" #4C           J. B. Callicoatte Survey A-179      LEON        TEXAS      0.01707180    0.01276770
NEWELL "A" #5            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.01707180    0.01276770
OLSEN #2-16                 16        35S         7E        COWLEY     OKLAHOMA     0.10000000    0.07840625
RINGO 9-9                    9         9N        19W       WASHITA     OKLAHOMA     0.05428124    0.04015410
ROSS #2-21                  21        11N        25W       BECKHAM     OKLAHOMA     0.04640620    0.03201870

                                   EXHIBIT "B"

Attached to and made a part of that certain Purchase and Sale Agreement dated June 5, 2002, between STRATFORD AMERICAN ENERGY CORP. as Buyer and CROWN ENERGY DRILLING & PRODUCTION FUND 2001-1 LIMITED PARTNERSHIP as Seller

       WELL NAME           SEC        TWN        RNG       COUNTY       STATE          WI            NRI
       ---------           ---        ---        ---       ------       -----       ----------    ----------
BLACKWOLF FEDERAL 3-28      28        14N        20W        CUSTER     OKLAHOMA     0.00992250    0.00759078
BLANTON 7-9                  9         9N        19W       WASHITA     OKLAHOMA     0.02654516    0.01934565
BROTHERS 1-20               20        11N        25W       BECKHAM     OKLAHOMA     0.00480450    0.00333146
C L O 3-36                  36        13N        17W        CUSTER     OKLAHOMA     0.05880555    0.04539379
CLAYTON #8-9                 9         9N        19W       WASHITA     OKLAHOMA     0.02714050    0.01979577
HINKLE #1-28                28        10N        20W       WASHITA     OKLAHOMA     0.00095490    0.00073543
HINKLE #2-28                28        10N        20W       WASHITA     OKLAHOMA     0.00095810    0.00073559
HUGHES #1-28                28        14N        20W        CUSTER     OKLAHOMA     0.01984423    0.01464256
HUGHES #2-28                28        14N        20W        CUSTER     OKLAHOMA     0.01984423    0.01464256
IRWIN #1-31                 31        14N        20W        CUSTER     OKLAHOMA     0.00837267    0.00630377
LEWIS B #2               J. B. Callicoatte Survey A-179      LEON        TEXAS      0.03176430    0.02407667
MARY B #1-3                  3         3N         3W        GARVIN     OKLAHOMA     0.01868548    0.01382726
MENNONITE #2-31             31        14N        20W        CUSTER     OKLAHOMA     0.00837267    0.00627089
MENNONITE #3-31             31        14N        20W        CUSTER     OKLAHOMA     0.00971414    0.00772122
MENNONITE #4-31             31        14N        20W        CUSTER     OKLAHOMA     0.00837265    0.00630092
NAIL #1-1                    1         9N         4W       MCCLAIN     OKLAHOMA     0.01750000    0.01316613
NEWELL "A" #2            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.00853590    0.00629849
NEWELL "A" #3            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.00853590    0.00629849
NEWELL "A" #4C           J. B. Callicoatte Survey A-179      LEON        TEXAS      0.00853590    0.00629849
NEWELL "A" #5            J. B. Callicoatte Survey A-179      LEON        TEXAS      0.00853590    0.00629849
OLSEN #2-16                 16        35S         7E        COWLEY     OKLAHOMA     0.05000000    0.03870313
RINGO 9-9                    9         9N        19W       WASHITA     OKLAHOMA     0.02714062    0.01980564
ROSS #2-21                  21        11N        25W       BECKHAM     OKLAHOMA     0.02320310    0.01577732